Exhibit 10.1

This SEPARATION AGREEMENT AND MUTUAL RELEASE (“Agreement”) is made and entered into by and between RICHARD JOEL PAOLONE, an individual with a primary business address at 151 Randall Street, Suite 201, Oakville, Ontario, Canada (“Director”), 2818390 Ontario Corp. (“Director Corporation”), an Ontario, Canada corporation (Director and Director Corporation are hereafter collectively referred to as the “Director Parties”), and ENTERO THERAPEUTICS INC., a Delaware corporation with its principal place of business at 777 Yamato Road, Suite 502, Boca Raton, Florida, U.S.A. (the “Company”). Director, Director Corporation, and the Company are sometimes referred to individually herein as a “Party,” and together herein as the “Parties.”

RECITALS

WHEREAS, the Director Parties and the Company are parties to that certain board of directors agreement entered into as of March 6, 2025, effective as of February 12, 2025, (the “Board of Directors Agreement”).

WHEREAS, the Director Parties and the Company agree that Director and Director Corporation shall voluntarily terminate Director’s services as a member of the Company’s board of directors (the “Board”) and all committees of the Board upon the execution of this Agreement by the Parties; and

WHEREAS, the Parties wish to amicably conclude their relationship.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.            Termination of Directorship.

Director hereby resigns as a member of the Board upon the execution of this Agreement by the Parties and agrees not to accept any nomination to serve, or to serve, as a Director on the Board at any future date. For avoidance of doubt, upon the execution of this Agreement by the Parties, Director also resigns from all other positions that Director may have held with the Company and its subsidiaries including any board memberships with any subsidiary or any officer or other position with any subsidiary of the Company. Director further agrees to execute and deliver to the Company any instruments or documents reasonably requested by the Company to effectuate such resignations, attached hereto as Exhibit C.

2.            Severance Benefits. In exchange for consideration provided under this Agreement:

(a)         This Agreement becomes effective upon the occurrence of all of the following (the “Effective Date”):

(i)	execution of the Agreement by all of the Parties;

(ii)	compliance by the Director Parties with Section 9 of the Agreement, including without limitation the execution and delivery of the return of property certification attached hereto as Exhibit A;

(iii)	Director providing any additional documents the Company might require, limited strictly to tax purposes only;

(iv)	Director’s counsel providing a W9 to the Company;

(v)	receipt of all documents being held in escrow by Director’s counsel; and

(vi)	Director’s execution of the resignation letter, attached hereto as Exhibit C.

(b)         The Company shall pay Director $500,000.00 U.S. Dollars, consisting of an initial payment of $350,000.00 due upon the Effective Date (the “Initial Payment”), followed by three (3) monthly payments of $50,000.00 each, with installments payable respectively on January 1, 2026, February 1, 2026 and March 1, 2026 (the “Subsequent Payments”). The Company has deposited the Initial Payment of $350,000.00 into the IOLTA account of Griffin Partners, LLP (counsel to Director) to be held in escrow and released on the Effective Date of this Agreement upon written confirmation of the Company. Should the Company fail to make any of the Subsequent Payments of $50,000.00 within five (5) business days of the payment date for each respective payment, Director shall notify the Company in writing and the Company shall have two days to make the payment (the “Cure Period”). Should the Company fail to make any of the Subsequent Payments within the Cure Period, Director may commence a legal action, including but not limited to, an action for breach of this Agreement at Company’s expense for enforcement of this obligation.

(c)          The Company shall also pay Director $50,000.00, representing Director’s legal fees in connection with the circumstances and negotiation of this Agreement (“Legal Fees”). Such payment has been deposited into the IOLTA account of Griffin Partners, LLP (counsel to Director) to be held in escrow and released on the Effective Date of this Agreement upon written confirmation of the Company.

(d)         Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and other consideration provided to Director and/or Director Corporation, or made on his behalf under the terms of this Agreement. Director agrees and understands that he is responsible for his payment, if any, of any local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Director further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Director’s failure to pay or delayed payment of Director’s share of any local, federal, and/or state taxes or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and cost. The Director Parties will provide the Company with current addresses to the extent such information is needed for tax purposes.

(e)          Section 409A. The payments made under this Agreement are intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”) or an exemption or exclusion therefrom, provided that Director acknowledges and agrees that he shall be solely responsible for any taxes and/or penalties imposed under Section 409A. Payments made under this Agreement will be interpreted and construed, to the extent possible, to be distributed in the short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation section 1.409A-1(b)(9). For purposes of this Agreement, the Effective Date is the date in which Director’s “separation from service,” as defined in Treasury Regulation section 1.409A-1(h), occurred. For purposes of this Agreement, each payment made, and benefits provided under this Agreement is hereby designated as a separate payment and will not collectively be treated as a single payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii).

(f)          Public Announcement. Director’s separation from the Company will be communicated as set forth in Exhibit B. The announcement will be made within three business days following the Effective Date.

3.           Mutual Release of All Claims.

(a)          Director Released Claims. Director on behalf of himself and his heirs, estate, spouse and child or children (if any), attorneys, representatives, executors, trustees, administrators, successors, assigns, and agent and Director Corporation, its affiliates and related entities, and each of their respective current and former employees, officers, directors, stockholders, agents, employees, insurers, attorneys, joint venture partners, transferees, successors and assigns (collectively, the “Director Releasees”) hereby fully and completely release, acquit and forever discharge the Company and the Company’s past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliated entities, and its and their partners, officers, directors, trustees, administrators, fiduciaries, stockholders, joint venture partners, investors, contractors, transferees, employment benefit plans and/or pension plans or funds, executors, attorneys, employees, insurers, reinsurers and/or agents and their successors and assigns individually and in their official capacities (each a “Company Released Party” and collectively, the “Company Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known, including those that arise out of or relate to Director’s employment or termination of employment with the Company, Director’s directorship at the Company or that Director has had, now has, or may have against the Company Released Parties (or any of them) at any time up to and including the date Director executes this Agreement (the claims released in this Section are collectively referred to as the “Director Releasees Released Claims”). This Release expressly includes any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages based upon any conduct occurring up to and including, or that have accrued as of, the date the Director and Director Corporation sign the Agreement (and any obligations or causes of action arising from or predicated upon such claims), including but not limited to any and all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, regarding:

(i)            any agreements between Director or any Director Releasees and the Company, including without limitation, the Consulting Agreement For Non-Employee Chief Executive Officer between Director and the Company, dated March 6, 2025 (the “Consulting Agreement”); and the Board of Directors Agreement;

(ii)            claims of discrimination, harassment, retaliation, improper wage payment, or any other unlawful employment practice under federal, state, municipal, local, or foreign law, including without limitation, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, as amended, the Consolidated Omnibus Budget Reconciliation Act, the Rehabilitation Act, Section 1981 of the Civil Rights Act of 1866, the Immigration Reform and Control Act, the New York State Executive Law, the New York State Human Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the New York Labor Law, the New York Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Nondiscrimination for Legal Actions Law, the New York Wage Theft Prevention Act, the New York City Earned Sick Time Act, the New York City Earned Safe and Sick Time Act, the New York State paid family leave law, or the New York Civil Rights Law, all as amended. The identification of specific statutes is for purposes of example only and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(iii)           claims under any federal, state or local statutes or common law, including, without limitation, wrongful discharge, wrongful termination, breach of any written or oral, express or implied, contract, agreement or understanding between Director and the Company Released Parties or any of them, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, negligence, personal injury, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery;

(iv)           claims under any federal, state or local statute, regulation or executive order (as amended through the date Director signs this Agreement) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002;

(v)            claims under any Company compensation, benefit, stock option, incentive compensation, bonus, restricted stock, retirement, pension, life, health, sick leave, paid time off, severance, accident, disability insurance and/or equity plan, program, policy, practice or agreement;

(vi)           any other tort, statutory or common law cause of actions limited to actions related to the Company;

(vii)          To the extent permitted by applicable law, this general release also includes any and all wage and hour related claims arising out of or in any way connected with your employment or directorship with the Company, including and any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law;

(b)          Nothing in this Section 3 shall constitute a release or waiver of: (i) any obligations, if any, of the Company to provide defense and/or indemnification for claims brought against Director arising from or related to Director’s employment with or service as a director of the Company (or the holding of any office, position, appointment, or official capacity with the Company or its affiliates) pursuant to the Company’s articles of incorporation or bylaws; (ii) directors' and officers' insurance rights, if any, that Director may have in respect of Director’s service to the Company; and (iii) Director’s right to file for unemployment benefits, if applicable.

(c)          Company Released Claims. Subject to the representations and warranties set forth in Paragraph 4 below, the Company, on behalf of itself, its affiliates, parents, subsidiaries, and related entities, and its and each of their respective current and former officers, directors, and boards of directors, including the transferees, successors, agents, and assigns of each of the foregoing (collectively, the “Company Releasors”), hereby irrevocably and unconditionally release, acquit and forever discharge Director, including Director’s heirs, successors, and assigns (collectively, the “Director Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, that any or all of the Company Releasors now has, or has ever had, or ever shall have, against any of the Director Released Parties by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date on which this Agreement is executed by the Company (the claims released in this Section 3(c) are collectively referred to as the “Company Released Claims”). For the avoidance of doubt, this release extends to Director in both his corporate and individual capacities and bars any claim by the Company or any of its affiliates, officers, directors, employees, or agents, whether asserted directly, derivatively, or otherwise, arising from or related to Director’s service with or separation from the Company.

(d)         Certain Exclusions. The Company Released Claims and the Director Releasee Released Claims do not include (i) any claims to enforce this Agreement or any terms thereof; (ii) any claims related to acts, omissions or events occurring after the date this Agreement is signed by Director or the Company, as applicable; and (iii) any claims that cannot legally be waived by private agreement.

4.            Representations and Warranties of Director Parties. The Director Parties hereby represent and warrant, as applicable, that:

(a)          they shall not seek nor be entitled to recovery from the Company or any Company Released Parties in connection with any matter released in this Agreement.

(b)         they do not have a claim for harassment or discrimination, sexual or otherwise, or any such related claim against the Company or any Company Released Parties, including retaliation, nor have they alleged such a claim, and this Agreement is not a settlement of such Claim or Claims. Accordingly, the Director Parties waive the 21-day consideration period and seven-day revocation period in connection with Section 10, Confidentiality, and the provisions set forth in Section 10 are fully enforceable upon execution of this Agreement.

(c)          they have received all salary, wages, commissions, bonuses, expenses, and other compensation owed to them through the date of this Agreement, except as set forth in this Agreement.

(d)         they are not a Medicare beneficiary as of the Effective Date of this Agreement, and therefore no conditional payments have been made by Medicare on their behalf.

(e)          Director complied with and did not breach any provision of the (1) the Consulting Agreement; and (2) the letter agreement between WestPark Capital and the Company, executed by Director, dated March 27, 2025; and (3) the Board of Directors Agreement.

(f)          Subject to Section 12(f) of this Agreement, the Director Parties represent and warrant that they have not disclosed, and will not disclose in the future, to any third-party, any information pertaining to the confidential business affairs of the Company or Company Released Parties obtained by them during the period of their employment or engagement with the Company, including, for the avoidance of doubt, any grounds, basis, or reason, whether based in fact or law, for any person or entity, including Director or Director Corporation, to commence, file, initiate, maintain, or prosecute any action, complaint, right, claim, charge, or cause of action against the Company or Company Released Parties.

(g)         Except as provided in Section 12(f) of this Agreement, Director and Director Corporation expressly acknowledge and agree that this Agreement is intended to release and discharge all claims, whether known or unknown, suspected or unsuspected, that may exist in their favor at the time of execution or that they may become aware of after execution. This includes, without limitation, any such claims that would otherwise survive the signing of this Agreement.

(h)         Except as provided for in and subject to Section 12(f) of this Agreement, the Director Parties acknowledge and understand that they are waiving any right they may have to sue the Company or Company Released Parties for any of the claims released, or to receive any compensation, recovery, monetary relief, damages, settlement, or other individual relief arising as a result of any action, claim, lawsuit, grievance, complaint, or proceeding commenced by anyone else against the Company or Company Released Parties.

(i)           (i) the Director Parties have not entered into any third party agreements in the Company’s name or on the Company’s behalf of which the Company has not been previously advised in writing; (ii) during the period of the Director Parties employment and/or engagement with the Company, they have not engaged in any conduct or activity which constitutes a violation of law, willful misconduct, or a material violation of the Company’s policies; (iii) unless otherwise permitted by law despite the execution and performance of this Agreement, the Director Parties have not filed, and agree not to file, any suit or other legal proceeding against the Company or any other Company Released Parties in any court of law or arbitration proceeding or before any administrative or government agency relating to or arising out of their employment or engagement or the cessation of their employment or engagement with the Company, or any other released claim except in connection with enforcement of this Agreement; (iv) Director has received all the statutory leave to which he was entitled while employed, and the Company has taken no action against Director of any kind for requesting any form of leave; (v) Director is not aware of any workers’ compensation claims brought on his behalf or of any facts on which such a claim could be brought; (vi) to the extent applicable, Director has received all disability benefits under any applicable short- or long-term disability insurance policies on which he has filed a claim during his employment with the Company, if applicable, and Director is not aware of any additional claims that could or would be brought; and (vii) the Director Parties have not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

5.           Representations and Warranties of the Company. As of the Effective Date of this Agreement, the Company hereby represents and warrants that the Company:

(a)         shall not seek nor be entitled to recovery from the Director Parties in connection with any matter released in this Agreement; and

(b)         there are no pending, ongoing, or contemplated internal or external investigations by Jason Sawyer, Geordan Pursglove, Ed Borkowski, or Jack Syage concerning the Director Parties.

6.           Non-Disclosure of Confidential or Proprietary Information; Trading Acknowledgment.

(a)         Non-Disclosure of Confidential or Proprietary Information. During employment with the Company, Director was given access to the confidential and proprietary information of the Company (“Confidential or Proprietary Information”). Director agrees that he and Director Corporation will keep confidential any non-public Confidential or Proprietary Information (as hereinafter defined) concerning the Company or any of the Company Released Parties or any of their respective businesses, operations or affairs, and that he shall not use in any manner or disclose to any other person or entity such Confidential or Proprietary Information, except as required by law or in any litigation or similar proceeding (in which event Director shall provide the Company with immediate notice of such requirement prior to making any such disclosure so that the Company may seek an appropriate protective order, or otherwise cooperate with the Company in making such disclosure.) For the purposes of this Agreement, the term "Confidential or Proprietary Information" means all non-public or proprietary information which is known to Director and relates to the Company or any Company Released Parties or any of their respective businesses, operations or affairs and their respective trade secrets, books and records, proprietary software or programs, financial or research models or processes and related data, financial condition and information, suppliers, clients, marketing and pricing information, employees, employment contracts and the terms and conditions thereof, compensation paid to the Company’s employees and any other terms of employment with respect to such employees, any human resources or personnel information with respect to any such employees, and all other non-public or proprietary information relating to the Company, any Company Released Parties or any of their respective businesses, operations or affairs.

(b)         Confidential or Proprietary Information shall not be deemed to include any information that becomes generally available to the public other than as a result of any unauthorized disclosure by the Director Parties. For sake of clarity, the Director Parties will not disclose any Confidential or Proprietary Information for the benefit of the Director Parties or any person or entity other than the Company or Company Released Parties.

(c)          the Director Parties understand that, without limiting any other remedies, the Company may seek from a court of competent jurisdiction an injunction to prohibit such unauthorized use or disclosure of Confidential or Proprietary Information. Notwithstanding any provision of this Agreement that prohibits the disclosure of trade secrets or confidential information, the Director Parties, as applicable, understand that he or they may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding.

(d)         Trading Acknowledgment. Director acknowledges that applicable securities laws require that he refrain from trading in securities of the Company while he is in possession of such material, nonpublic information. The Company covenants that it will not disclose any material, nonpublic information to Director after the Effective Date for any reason. Within two (2) business days of the Effective Date, the Company shall provide Director with a draft Form 8-K regarding his resignation. Director shall review the filing of same within one (1) business day of receipt of the Form 8-K..

7.           Non-Disparagement.

(a)         the Director Parties will not (i) make any statements or take any actions that in any way disparage or could harm the reputation and/or goodwill of the Company or the Company Released Parties, and any of its or their officers, directors, employees, consultants, or advisors in their capacity as representatives of the Company only, or (ii) in any way, directly or indirectly, cause or encourage the making of such statements or the taking of such action by anyone else.

(b)         The Company will instruct its current C-level executives and the current Board of Directors, while employed by the Company, not (i) to make any statements or take any actions that in any way disparage or could harm the reputation and/or goodwill of Director, or (ii) in any way, directly or indirectly, cause or encourage the making of such statements or the taking of such action by anyone else.

(c)          This Section does not, in any way, restrict or impede any Party to this Agreement from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

8.           Cooperation. In connection with any internal investigation or participation of the Company or any of its affiliated entities in any current or future litigation or governmental investigation or proceeding that relates to events which occurred during Director’s employment or directorship or about which Director has information, Director shall provide reasonable cooperation and devote such time as may be reasonably required in the preparation, prosecution or defense of any action, investigation, inquiry or other proceeding, including but not limited to, the execution of truthful declarations or providing information and/or documents requested by the Company all at the sole expense of the Company, subject, in all instances, to the reasonable availability of Director. To the extent that the Company determines that Director’s physical presence is necessary under this Section 8, the Company shall reimburse Director for Director’s reasonable travel and other out-of-pocket expenses incurred in connection with the foregoing and subject to the delivery of reasonable documentary support for such expenses. Director shall not be required to cooperate against his own legal interests. Director agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any governmental entity) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to Director’s employment by the Company and/or any service as a Director of the Company Group, Director will give prompt notice of such request to the Company’s Chief Executive Officer and, unless declining to comply with such subpoena would subject Director to liability or other consequences under the law, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Director acknowledges that he has no right or authority to waive any attorney-client or attorney work product privilege belonging to The Company, and that he shall not provide any information in violation of such privileges. Director further agrees that he shall not knowingly meet or otherwise communicate with any counter-party or any representative of any counter party to any litigation in which The Company is a party, whether or not nominal, without the prior written consent of The Company. For sake of clarity, except as required by law or court order, the Director Parties will not directly or indirectly provide any assistance or information to any person or entity asserting or intending to assert any litigation, investigation or proceeding against the Company or any Company Released Party.

9.           Return of Company Property. Within two (2) business days of the Parties execution of this Agreement, the Director Parties shall return to the Company any Company property, including all Board-related materials, corporate business records, written or electronic memorializations of Board or Company related activities, recordings, communications with Board members or company personnel, all Confidential or Proprietary Information (in whatever form, including without limitation electronic format, computer disk or paper copies), all emails, phone(s), computer equipment, laptop(s), credit cards, keys and/or key card(s) and/or access pass to the building and all of the tangible and intangible property belonging to the Company or any of the other Company Released Parties or relating to the Company or any of the Company Released Parties, and any other materials related to the Director Parties’ affiliation with the Company, in the Director Parties’ possession, custody, or control. The Director Parties further represent and warrant that he or they have not retained any copies, electronic or otherwise, of such property. In the event that the Director Parties subsequently discovers that they are still in possession of Company property, they will promptly arrange for the return of such property. The Company retains the right to examine and remove all Confidential or Proprietary Information from Director’s home or laptop computer or similar electronic device. The Director Parties agree that they will execute the Return of Information and Property Certification attached hereto as Exhibit A. Failure to comply with the foregoing will be a material breach of this Agreement.

10.         Confidentiality. Subject to Paragraph 11(f), Director and Director Corporation agree that neither they nor any person acting on their behalf will, directly or indirectly, disclose the fact of or terms of this Agreement, including the payments set forth above, to anyone other than, as applicable, their spouse, attorneys and accountants, except to the extent such disclosure may be required: 1) for accounting or tax reporting purposes; 2) as otherwise required by law; or 3) to inform future potential employers, to the extent necessary, that you are bound by certain confidentiality and/or restrictive covenants, if applicable, concerning the Company and/or the Company Released Parties as set forth herein. Nothing herein prevents the Director Parties from asserting any non-waivable right concerning any terms and conditions of their employment or engagement.

11.         Mandatory and Confidential Expedited Arbitration.

(a)         The Parties agree any controversy or claim arising out of or relating to this Agreement, its enforcement, interpretation or arbitrability, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating to the subject matter of this Agreement, shall be settled by confidential, final and binding expedited arbitration in New York County, New York before a single arbitrator, selected in accordance with the AAA Commercial Arbitration Rules and Mediation Procedures, in accordance with the procedures required under New York law; except that, in the case of sexual harassment and/or sexual assault cases only, as defined in the “Ending Forced Arbitration of Sexual Assault and Sexual harassment Act of 2021” (the “Act”) that arise on or after the effective date of the Act, Employee may elect to pursue such claim(s) civilly and a court will determine arbitrability of such claims. Notwithstanding the foregoing, the Company may seek injunctive relief in order to prevent irreparable harm or preserve the status quo. The Parties understand and agree that this is an agreement to arbitrate under the Federal Arbitration Act (“FAA”). The Parties further understand that this arbitration clause, and its enforcement, shall be governed by the laws of the State of New York, except where preempted by the FAA or the Act, as applicable.

(b)         Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award, including findings of fact and conclusions of law. The award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. A court shall vacate, modify or correct any award: (i) where the arbitrator’s findings of fact are not supported by substantial evidence, (ii) where the arbitrator’s conclusions of law are erroneous; (iii) in accordance with New York law governing arbitration; or (iv) where the arbitrators knew of a governing legal principle yet refused to apply it or ignored it altogether.

(c)         The Parties understand and agree that any demand for arbitration by either Party shall be filed within the statute of limitation that is applicable to the claim(s) upon which arbitration is sought or required. The Parties further understand and agree that any claim brought must be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding, unless otherwise provided by law or pursuant to the Act.  Each party shall pay its own expenses of arbitration and the expenses of the arbitrator (including compensation), unless otherwise provided by law.

(d)         Notwithstanding the above, to the extent an arbitration proceeding hereunder involves Claim or Claim(s) that may not be arbitrated under New York law, such claims are excluded from this Mandatory and Confidential Arbitration provision, unless such New York law is inconsistent with and/or preempted by federal law. Should any provision in this Paragraph be found to be null and void, such a finding shall not affect the enforceability of the remaining provisions in this Section or the Agreement, including as to all other Claim or Claims that may be arbitrated in accordance with this Section.

THE PARTIES UNDERSTAND THAT, ABSENT THIS AGREEMENT, THEY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, EXCEPT AS OTHERWISE STATED ABOVE, BOTH PARTIES GIVE UP THAT RIGHT.

12.         Acknowledgements.

(a)         This Agreement is not intended to be, and shall not be construed as, any admission that the Director Parties, the Company, any Company Released Party, or any Director Released Party has violated any law or committed any wrongdoing whatsoever. Subject to the Director Parties’ confidentiality obligations herein, the Company agrees that Director shall be under no restrictions on his ability to seek or accept employment, consultancy, or any other engagement with any other company or entity following the Effective Date, including those in the same industry or competing with the Company.

(b)         This Agreement, including the terms, facts, circumstances, statements, negotiations, and documents relating hereto, shall not be admissible or submitted as evidence in any litigation in any forum for any purpose other than to secure enforcement of the terms and conditions of this Agreement or to defend against a claim relating to this Agreement.

(c)         Prior Agreements. The Director Parties agree that, as applicable, they shall continue to comply with and/or be subject to Paragraph 4 (Confidentiality) of the Consulting Agreement; and Paragraph VII(A) (Return of Property), Paragraph XV (Attorneys’ Fees), and Exhibit A (Entero Therapeautics, Inc. Director Proprietary Information Agreement of the Board of Directors Agreement (collectively, the “Prior Agreements”). To the extent there is a conflict between this Agreement and the Prior Agreements, the provision(s) that provide the greatest protection to the Company, in its sole discretion, will prevail.

(d)         Except as is otherwise provided herein, this Agreement and the Prior Agreements, as set forth above, contain the entire understanding between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings (written or oral) relating to the subject matter hereof. Neither Party is relying on, or may rely upon, any prior or contemporaneous statements or representations, whether verbal or written, not expressly set forth in this Agreement. This Agreement may not be amended, supplemented, or modified in any manner, except in a writing signed bey Director and an authorized representative of the Company. This Agreement constitutes the duly authorized, valid and binding agreement of each Party enforceable against such Party in accordance with its terms.

(e)         Any dispute not subject to Section 11, Confidential and Mandatory Arbitration, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its conflict of laws principles or choice of law doctrine, and shall be submitted to the jurisdiction of the New York state and/or federal courts sitting in New York County, and the parties consent to the exclusive jurisdiction of those courts, waiving any objection to the propriety or convenience of such venues. The Parties further waive any right to a trial by jury.

(f)          Retention of Rights Regarding Government Agencies. Nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability, under federal, state, or local law, to file or initiate a charge, claim, or complaint of discrimination, or any other unlawful employment practice, that cannot legally be waived, or to communicate, with your counsel or any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful employment practices, or comply with a subpoena from or participate in any manner with an investigation conducted by the U.S. Equal Employment Opportunity Commission, any state or city fair employment practices agency and/or the National Labor Relations Board. Further, nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability to participate in or cooperate with any investigation or proceeding conducted by any such agency. Further, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict your (or your attorney’s) right, without prior authorization from or notification to the Company, to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act; to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. Nothing in this Agreement restricts you from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you may be entitled. You and the Company acknowledge and agree that your right and ability to engage and participate in the activities described in this paragraph shall not be limited or abridged, in any way, by any term, condition, or provision of, or obligation imposed by, this Agreement, including but not limited to the confidentiality and non-disparagement clauses.

Notwithstanding the foregoing, you also understand and acknowledge that, by signing this Agreement, you have completely waived your right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding, and if you are awarded individual relief and/or monetary damages in connection therewith, you hereby unconditionally assign to the Company, and agree to undertake any and all measures necessary to effectuate such assignment of, any right or interest you may have to receive such individual relief and/or monetary damages. You understand that the waivers and releases in this Agreement shall be construed and enforced to the maximum extent permitted by law. This Agreement, nevertheless, does not limit your right to receive an award for information provided to the SEC to the extent applicable and/or permitted by law. Nothing in this Paragraph is intended to give you any rights greater than what you are entitled to under applicable law.

(g)         With the exception of Sections 3(a), 4 and 9, should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall not be a part of this Agreement. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered to be a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(h)         The headings of the several sections in this Agreement are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the Parties hereto. Without limitation, there shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof.

(i)          The failure of either Party hereto at any time to enforce performance by the other Party of any provision of this Agreement shall in no way affect such Party’s rights thereafter to enforce the same, nor shall the waiver by either Party of any breach of any provision hereof be deemed to be a waiver by such Party of any other breach of the same or any other provision hereof.

(j)           Except as set forth in this Agreement, the Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

(k)          Unless otherwise provided by law, each of the Director Parties understands and agrees that if he, it or they commence, continue or join in any suit or other legal action, or in any other manner attempt to assert any claim released in this Agreement, or breach any of his, its or their continued duties and/or obligations to the Company or the Released Parties, (i) the Company shall cease to have any further obligations to make the Supplemental Payments which otherwise would be due to Director hereunder, without affecting the release, (ii) the Company may assert a claim to recover the Initial Payment and any Supplemental Payment received by the Director Parties pursuant to this Agreement, (iii) the Company shall have the right to obtain an injunction without the posting of any bond or other security, enjoining or restraining the Director Parties from any violation of this Agreement, and each of the Director Parties hereby consents to the issuance of such an injunction; and (iv) where the Company is the prevailing party, you shall indemnify and hold harmless the Company and/or the Company Released Parties from and against all liabilities, losses, costs, expenses (including attorneys’ fees), interest, payments and penalties incurred or suffered in the course of or by reason of any such suit or other legal action (whether brought by any of the Director Parties or the Company), as well as against any judgment, order, decree or other adverse determination therein, unless otherwise provided by law.

(l)          This Agreement inures to the benefit of and binds (i) the Company, each of their respective parents, subsidiaries, and affiliated entities, and their respective successors and assigns, and, for all such entities, each of their employees, agents, directors, officers, servants, representatives, attorneys, partners, joint venturers, shareholders, members, and all persons or entities acting in concert with them, and (ii) the Director Parties and his, its and their estate, heirs, representatives, successors and assigns. The Company may, without the Director Parties’ consent, assign this Agreement to any affiliate or any successor to its respective business.

(m)         Knowing and Voluntary. Director represents that he fully understands his right to review all aspects of this Agreement with an attorney of his choice, that he has had the opportunity to consult with an attorney of his choice, that he has carefully read and fully understands all the provisions of this Agreement and that he and the Director Corporation are freely, knowingly and voluntarily entering into this Agreement.

(n)         Any notices or transmissions to be given hereunder by either Party to the other shall be effectuated by electronic mail and either (i) personal delivery in writing with proof of such delivery, or (ii) nationally-recognized overnight delivery service with proof of such delivery. Notices shall be addressed to the Parties at the following addresses:

(i)            If to the Company, to:

Entero Therapeutics Inc.

777 Yamato Road, Suite 502,

Boca Raton, Florida, U.S.A.

Email: edborkowski@gmail.com

with a copy to:

Issac Greaney

Moses Singer

The Chrysler Building, 405 Lexington Avenue

New York, NY 10174

Email: igreaney@mosessinger.com

(ii)            If to Director or Director Company, to:

Richard Joel Paolone

Suite 201 151 Randall Street

Oakville, Ontario L6J 1P5

Email: rpaolone@oakridgelawllp.com

with a copy via email to:

Oliver D. Griffin

Peter N. Kessler

Griffin Partners, LLP

123 South Broad Street, Suite 1850

Philadelphia, PA 19109

oliver@griffinpartners.us

peter@griffinpartners.us

Either Party may change their above-noted contact information by written notice in accordance with this Section 12(n). Notice delivered personally will be deemed communicated as of actual receipt; and notices sent by overnight delivery service and/or electronic mail will be deemed communicated as of the business day after sending.

(o)         The Recitals are incorporated here.

(p)         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument, and such signatures may be executed and delivered by electronic signature.

BY SIGNING THIS AGREEMENT, DIRECTOR ACKNOWLEDGES AND AGREES THAT DIRECTOR HAS CAREFULLY READ AND UNDERSTANDS ALL OF ITS TERMS, WHICH INCLUDE THE WAIVER OF IMPORTANT RIGHTS; THAT DIRECTOR AGREES TO ITS TERMS; THAT DIRECTOR HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING AND DID SO TO THE EXTENT DIRECTOR DEEMED APPROPRIATE; AND THAT DIRECTOR IS SIGNING IT VOLUNTARILY AND OF DIRECTOR’S OWN FREE WILL.

[Signature page follows]

REVIEWED, AGREED AND ACCEPTED:

/s/ Richard Paolone
RICHARD JOEL PAOLONE

Date: November 25, 2025

REVIEWED, AGREED AND ACCEPTED:
2818390 Ontario Corp.

/s/ Richard Paolone
By: Richard Joel Paolone
Its: Principal

Date: November 25, 2025

REVIEWED, AGREED AND ACCEPTED:

ENTERO THERAPEUTICS INC.

/s/ Jason Sawyer
By: Jason Sawyer
Its: Interim CEO

Date: 11/28/2025

EXHIBIT A

RETURN OF COMPANY PROPERTY
AND INFORMATION CERTIFICATION

The Director Parties certify that he, it and they have returned to ENTERO THERAPEUTICS INC. (the “Company”), and have not copied and do not still possess, all information and property including (but not limited to) all Confidential or Proprietary Information, all Board-related materials, corporate business records, written or electronic memorializations of Board or Company-related activities, recordings, all communications with Board members or Company personnel, trade secrets, all documents, emails, data, financial information, customer lists, customer records, sales records, employee personnel and/or payroll information, books and records, proprietary software or programs, financial or research models or processes and related data, costumes or other Company merchandise or accessories, suppliers, clients, marketing and pricing information, employees, employment contracts and the terms and conditions thereof, compensation and/or any other terms of employment with respect to the Company’s employees, any human resources or employee personnel information, phones, computer equipment, laptop(s), credit cards, keys and/or key card(s) and all of the tangible and intangible property belonging to the Company or any of the other Company Released Parties, in whatever form, including without limitation electronic format, USB drives or paper copies, and any other materials related to the Director Parties’ affiliation with the Company or any Company Released Party, in the Director Parties’ possession, custody, or control, except as otherwise provided in the Agreement. Capitalized terms used herein are defined in the Agreement.

/s/ Richard Paolone
RICHARD JOEL PAOLONE

Date: November 25, 2025

2818390 ONTARIO CORP.

/s/ Richard Paolone
By: Richard Joel Paolone
Its: Principal

Date: November 25, 2025

EXHIBIT B

(Public Announcement)

EXHIBIT C

(Resignations)